Exhibit 99.1

NEWS RELEASE
October 10, 2022

Dycom Industries, Inc. Appoints Jason T. Lawson As Vice President and Chief Human Resources Officer

Palm Beach Gardens, Florida, October 10, 2022 - Dycom Industries, Inc. (NYSE: DY) today announced the appointment of Jason T. Lawson as Vice President and Chief Human Resources Officer. Mr. Lawson brings more than 25 years of human resources and cross-functional leadership experience to Dycom where he will be responsible for the strategy and direction of HR programs, policies and practices. This includes providing leadership for organizational design and effectiveness, talent acquisition, learning and development, recognition and retention, total rewards and other programs.

For the last 20 years, Mr. Lawson held various leadership positions in human resources for Installed Building Products (IBP), one of the nation’s leading installers of insulation and other building products. Most recently, he served as IBP’s Vice President of Human Resources. Mr. Lawson holds a Bachelor of Science degree in Human Resources from Franklin University and currently holds the Society for Human Resources Management Senior Certified Professional (SHRM-SCP) certification.

About Dycom Industries, Inc.

Dycom is a leading provider of specialty contracting services throughout the United States. These services include program management; planning; engineering and design; aerial, underground, and wireless construction; maintenance; and fulfillment services for telecommunications providers. Additionally, Dycom provides underground facility locating services for various utilities, including telecommunications providers, and other construction and maintenance services for electric and gas utilities.

For more information, contact:
Callie Tomasso, Investor Relations
Email: investorrelations@dycomind.com
Phone: (561) 627-7171